Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com October 17, 2025

STATE STREET REPORTS THIRD QUARTER 2025 EPS OF $2.78
See note (a) below for a description of the presentation in this news release

RON O’HANLEY CHAIRMAN AND CHIEF EXECUTIVE OFFICER
$51.7T	RECORD AUC/A

$5.4T	RECORD AUM
"Our third-quarter financial results reflect strong performance, driven by disciplined execution against our strategic priorities. We delivered 9% year-over-year total revenue growth, supported by broad-based fee revenue increases across the franchise. The consistency of our financial performance was further underscored by our seventh consecutive quarter of positive operating leverage, excluding notable items."
O'Hanley added: "We remained focused on innovation and enhancing our client capabilities, as evidenced by the advancement of our Wealth Services strategy through our recently announced partnership with Apex Fintech Solutions. Amid a record quarter of Management fee revenue, our Investment Management business continued to innovate at pace, launching 39 new products as we continue to offer differentiated client solutions across our businesses."
O'Hanley concluded: "Our robust financial performance and strong balance sheet position enabled us to return $637 million of capital to common shareholders in the third quarter in repurchases and dividends. As previously announced, we were pleased to increase State Street’s quarterly per share common stock dividend by 11% to $0.84. Looking ahead, we believe our disciplined execution, strategic focus, and commitment to innovation position us well to sustain momentum and drive long-term growth for shareholders."

$3.5B	TOTAL REVENUE, up 9% YoY

332BPS	TOTAL OPERATING LEVERAGE

31.1%	PRE-TAX MARGIN

13.4%	ROE

20.9%	ROTCE(a)

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q25	2Q25	3Q24	% QoQ		% YoY
Income statement:
Total fee revenue	$2,829	$2,719	$2,616	4%		8%
Net interest income	715	729	723	(2)		(1)
Other income	1	—	(80)	nm		nm
Total revenue	3,545	3,448	3,259	3		9
Provision for credit losses	9	30	26	(70)		(65)
Total expenses	2,434	2,529	2,308	(4)		5
Net income	861	693	730	24		18

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.78	$2.17	$2.26	28%		23%
Return on average common equity (ROE)	13.4%	10.8%	12.0%	2.6%	pts	1.4%	pts
Pre-tax margin	31.1	25.8	28.4	5.3%	pts	2.7%	pts
AUC/A ($ billions)(1)	$51,664	$49,000	$46,759	5%		10%
AUM ($ billions)(1)	5,446	5,117	4,732	6		15

(1) As of quarter end.
(a) Percentage changes noted reflect year-over-year 3Q comparisons, unless otherwise noted. See the "3Q25 Highlights" and "In This News Release" sections for a listing of notable items and further explanations of our disclosures in this News Release. Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Mark LaVoie +1 508-314-2807

3Q25 HIGHLIGHTS
(All comparisons are to 3Q24, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 10% to $51.7 trillion, mainly due to higher quarter-end market levels and flows
•Investment Management AUM as of quarter-end increased 15% to $5.4 trillion, mainly driven by higher quarter-end market levels and net inflows

New business and strategy execution(a)
•New wins in 3Q25
◦New servicing fee revenue wins: New servicing fee revenue wins of $47 million, primarily driven by back office, including a strong contribution from private markets
◦AUC/A wins: New servicing AUC/A wins of $361 billion, with the majority from Asset Owners and Asset Managers
•Future installations as of 3Q25
◦Servicing fee revenue: Quarter-end servicing fee revenue of $401 million to be installed in future periods
◦AUC/A: Quarter-end AUC/A of $3.6 trillion to be installed in future periods
•State Street Alpha®: 1 new mandate win and 1 go-live in 3Q25, with 4 mandate wins year-to-date
•Wealth Services: Advanced Wealth Services strategy with Apex Fintech Solutions partnership to deliver a differentiated, fully digital, globally scalable, custody and clearing solution for wealth advisors and self-directed wealth platforms
•Front Office Software and Data: Annual recurring revenue (ARR) increased approximately 13%, driven by continued SaaS client conversions and implementations
•Investment Management: Continued momentum and market share gains in U.S. Low Cost ETF suite; strong inflows across EMEA and U.S. Sectors, as well as Gold, supported by expanded global distribution
•Markets: Strong trading volumes and lending balances supporting Investment Services and Investment Management clients. Winner of 8 categories in the Euromoney 2025 FX Awards

Revenue(b)
•Total revenue increased 9%, driven by higher Fee revenue
•Fee revenue increased 8%, reflecting broad-based strength across the franchise. Excluding notable items, Fee revenue increased 12%
◦Servicing fees increased 7%
◦Management fees increased 16%
◦FX trading services increased 11%, and excluding notable items, increased 16%(c)
◦Securities finance increased 19%
◦Software and processing fees increased 9%
◦Other fee revenue decreased $46 million, and excluding notable items, increased $20 million(d)
•Net interest income (NII) decreased 1% primarily driven by lower average short-end rates and deposit mix shift, partially offset by securities portfolio repricing and continued loan growth

(a) See the "In This News Release" section for explanations of AUC/A, new servicing fee revenue wins and revenue to be installed, and Front office software and data ARR.
(b) See the "3Q25 Highlights" section for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
(c) GAAP FX trading services of $374 million in 3Q24 included a notable item related to a revenue-related recovery of $15 million associated with the proceeds from a 2018 FX benchmark litigation resolution. Excluding this notable item, 3Q25 GAAP FX trading services of $416 million increased 16% compared to 3Q24 adjusted FX trading services of $359 million.
(d) GAAP Other fee revenue of $125 million in 3Q24 included a notable item related to a gain on sale of an equity investment of $66 million. Excluding this notable item, 3Q25 GAAP Other fee revenue of $79 million increased $20 million compared to 3Q24 adjusted Other fee revenue of $59 million.

Expenses
•Total expenses increased 5%, mainly due to increases in investments to improve technology and business capabilities, revenue-related costs, and the impact of currency translation
◦Compensation and employee benefits increased 2%
◦Information systems and communications increased 12%
◦Transaction processing services increased 8%
◦Occupancy increased 1%
◦Other expenses increased 7%

Notable items

(Dollars in millions, except EPS amounts)	3Q25	2Q25	3Q24

Repositioning charge(a)	$—	$(100)	$—

Client rescoping

Revenue impact(b)	—	(24)	—

Expense impact(c)	—	(18)	—

Other notable items (net)(d)	—	4	—

Total notable items (pre-tax)	$—	$(138)	$—

Income tax impact from notable items	—	(35)	—

EPS impact	$—	$(0.36)	$—

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.3% decreased 0.3% points compared to 3Q24 primarily due to continued capital return and higher risk-weighted assets (RWA) from business deployment, partially offset by capital generated from earnings, and increased 0.6% points compared to 2Q25, primarily due to capital generated from earnings and lower RWA, partially offset by continued capital return
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, and LCR for State Street Bank and Trust was approximately 142%
•In 3Q25, State Street returned a total of $637 million of capital to common shareholders, including $400 million of share repurchases and $237 million (or $0.84 per share) of declared dividends

(a) 2Q25 repositioning charge of $100 million related to Compensation and employee benefits primarily from workforce rationalization consistent with the strategic focus on operating model transformation to drive further operating efficiency and productivity gains over time.
(b) 2Q25 Alpha-related client rescoping of $24 million reflected in Front office software and data in Professional services.
(c) 2Q25 Alpha-related client rescoping of $18 million reflected in Information systems and communications.
(d) 2Q25 Other notable items (net) of $4 million represents a revenue-related recovery of $3 million associated with the proceeds from a 2018 FX benchmark litigation resolution reflected in FX trading services, and a $1 million release of a prior period notable item reflected in Other expenses. 3Q24 Other notable items (net) of $0 represents an $81 million loss on sale related to a repositioning of the investment portfolio reflected in Other income, offset by a $66 million gain on sale of an equity investment reflected in Other fee revenue, and a $15 million revenue-related recovery associated with the proceeds from a 2018 FX benchmark litigation resolution reflected in FX trading services.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	3Q25	2Q25	3Q24	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$17,795	$16,728	$15,253	6%	17%
Mutual funds	13,209	12,641	12,223	4	8
Pension products	10,321	9,679	9,339	7	11
Insurance and other products	10,339	9,952	9,944	4	4
Total Assets Under Custody and/or Administration	$51,664	$49,000	$46,759	5%	10%
By asset class:
Equities	$31,124	$29,311	$27,715	6%	12%
Fixed-income	12,874	12,122	12,027	6	7
Short-term and other investments(2)	7,666	7,567	7,017	1	9
Total Assets Under Custody and/or Administration	$51,664	$49,000	$46,759	5%	10%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 3Q25 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of June 30, 2025	$3,218	$700	$525	$449	$225	$5,117
Net asset flows:
Long-term institutional(2)	(21)	12	—	6	(18)	(21)
ETF	26	1	—	—	10	37
Cash	—	—	10	—	—	10
Total flows, net	$5	$13	$10	$6	$(8)	$26
Market appreciation/(depreciation)	244	10	5	24	27	310
Foreign exchange impact	(2)	(3)	—	(2)	—	(7)
Total market and foreign exchange impact	$242	$7	$5	$22	$27	$303

Ending balance as of September 30, 2025	$3,465	$720	$540	$477	$244	$5,446

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	3Q25	2Q25	1Q25	4Q24	3Q24
Beginning balance	$5,117	$4,665	$4,715	$4,732	$4,369
Net asset flows:
Long-term institutional(1)	(21)	68	(15)	26	9
ETF	37	15	1	65	37
Cash	10	(1)	1	(27)	54
Total flows, net	$26	$82	$(13)	$64	$100
Market appreciation/(depreciation)	310	318	(65)	1	208
Foreign exchange impact	(7)	52	28	(82)	55
Total market and foreign exchange impact	$303	$370	$(37)	$(81)	$263

Ending balance	$5,446	$5,117	$4,665	$4,715	$4,732

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	3Q25	2Q25	3Q24	% QoQ		% YoY
Servicing fees	$1,357	$1,304	$1,266	4.1%		7.2%
Management fees	612	562	527	8.9		16.1
Foreign exchange trading services	416	431	374	(3.5)		11.2
Securities finance	138	126	116	9.5		19.0
Front office software and data	167	169	146	(1.2)		14.4
Lending related and other fees	60	61	62	(1.6)		(3.2)
Software and processing fees	227	230	208	(1.3)		9.1
Other fee revenue	79	66	125	19.7		(36.8)
Total fee revenue	$2,829	$2,719	$2,616	4.0%		8.1%

Net interest income	715	729	723	(1.9)%		(1.1)%
Other income	1	—	(80)	nm		nm
Total Revenue	$3,545	$3,448	$3,259	2.8%		8.8%
Total revenue, excluding notable items(1)	$3,545	$3,469	$3,259	2.2%		8.8%

Net interest margin (FTE)(2)	0.96%	0.96%	1.07%	—	bps	(11)	bps
(1) See "3Q25 Highlights" in this news release for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
(2) Net interest margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 7% compared to 3Q24, primarily driven by higher average market levels, net new business, and the impact of currency translation. Servicing fees increased 4% compared to 2Q25, mainly due to higher average market levels, client activity/adjustments, and the impact of currency translation.

Management fees increased 16% compared to 3Q24, driven by higher average market levels and net inflows. Management fees increased 9% compared to 2Q25, driven by higher average market levels, net inflows, and day count, partially offset by lower performance fees.

Foreign exchange trading services(a) increased 11% compared to 3Q24 supported by higher volumes with Investment Services clients, partially offset by the absence of a prior period notable item. Excluding notable items, Foreign exchange trading services increased 16% compared to 3Q24. Foreign exchange trading services decreased 3% compared to 2Q25 driven by lower client volumes and decreased volatility from elevated 2Q25 levels. Excluding notable items, Foreign exchange trading services decreased 3% compared to 2Q25.

Securities finance increased 19% compared to 3Q24 and increased 10% compared to 2Q25, largely driven by higher client lending balances and Agency spreads, partially offset by lower Prime Services spreads.

Software and processing fees(b) increased 9% compared to 3Q24. Software and processing fees decreased 1% compared to 2Q25, and, excluding notable items, Software and processing fees decreased 11% compared to 2Q25.
•Front office software and data(c) increased 14% compared to 3Q24, due to higher On-premises, Professional Services, and software-enabled revenues. Front office software and data decreased 1% compared to 2Q25, primarily driven by lower On-premises revenues, partially offset by the absence of a notable item in the prior quarter. Excluding notable items, Front office software and data decreased 13% compared to 2Q25 largely due to lower On-premises revenues.
•Lending related and other fees of $60 million were broadly stable compared to 3Q24 and 2Q25.
Other fee revenue(d) decreased $46 million compared to 3Q24, primarily reflecting the absence of a notable item related to a gain on sale of an equity investment in the prior year period. Excluding notable items, Other fee revenue increased $20 million compared to 3Q24 primarily due to fair value adjustments on equity investments, partially offset by lower equity income. Other fee revenue increased $13 million compared to 2Q25, primarily due to FX-related adjustments and fair value adjustments on equity investments.

Net interest income decreased 1%, compared to 3Q24, primarily driven by lower average short-end rates and deposit mix shift, partially offset by securities portfolio repricing and continued loan growth. Net interest income decreased 2% compared to 2Q25, largely due to lower deposit balances and lower average short-end rates, partially offset by securities portfolio repricing and continued loan growth.

Total revenues were positively impacted by currency translation of $30 million and $15 million compared to 3Q24 and 2Q25, respectively.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	3Q25	2Q25	3Q24	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$192	$186	$145	3.2%	32.4%
Provision for credit losses	9	30	26	(70.0)	(65.4)
Charge-offs	—	(24)	—	nm	—
Ending Balance	$201	$192	$171	4.7%	17.5%
Total provision for credit losses was $9 million in 3Q25, primarily reflecting the evolving macroeconomic environment and an increase in loan loss reserves associated with leveraged and commercial real estate loans.

(a) GAAP FX trading services of $374 million in 3Q24 included a notable item related to a revenue-related recovery of $15 million associated with the proceeds from a 2018 FX benchmark litigation resolution. Excluding this notable item, 3Q25 GAAP FX trading services of $416 million increased 16% compared to 3Q24 adjusted FX trading services of $359 million. GAAP FX trading services of $431 million in 2Q25 included a notable item related to a revenue-related recovery of $3 million associated with the proceeds from a 2018 FX benchmark litigation resolution. Excluding the notable item, 3Q25 GAAP FX trading services of $416 million decreased 3% compared to 2Q25 adjusted FX trading services of $428 million.
(b) GAAP Software and processing fees of $230 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $24 million. Excluding the notable item, 3Q25 GAAP Software and processing fees of $227 million decreased 11% compared to adjusted 2Q25 Software and processing fees of $254 million.
(c) GAAP Front office software and data of $169 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $24 million. Excluding the notable item, 3Q25 GAAP Front office software and data of $167 million decreased 13% compared to adjusted 2Q25 Front office software and data of $193 million.
(d) GAAP Other fee revenue of $125 million in 3Q24 included a notable item related to a gain on sale of an equity investment of $66 million. Excluding this notable item, 3Q25 GAAP Other fee revenue of $79 million increased $20 million compared to 3Q24 adjusted Other fee revenue of $59 million.

EXPENSES

(Dollars in millions)	3Q25	2Q25	3Q24	% QoQ		% YoY
Compensation and employee benefits	$1,162	$1,280	$1,134	(9.2)%		2.5%
Information systems and communications	517	523	463	(1.1)		11.7
Transaction processing services	276	260	255	6.2		8.2
Occupancy	106	105	105	1.0		1.0
Amortization of other intangible assets	56	56	56	—		—
Other	317	305	295	3.9		7.5
Total Expenses	$2,434	$2,529	$2,308	(3.8)%		5.5%
Total expenses, excluding notable items(1)	$2,434	$2,412	$2,308	0.9%		5.5%

Effective tax rate	21.9%	22.0%	21.1%	(0.1)%	pts	0.8%	pts
(1) See "3Q25 Highlights" in this news release for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.

Compensation and employee benefits(a) increased 2% compared to 3Q24, mainly due to merit increases, higher employee benefits costs, and the impact of currency translation. Compared to 2Q25, Compensation and employee benefits decreased 9%, primarily driven by the absence of a notable item in the prior period. Excluding notable items, Compensation and employee benefits decreased 2% compared to 2Q25, primarily driven by lower compensation, partially offset by higher employee benefits costs and the impact of currency translation.

Information systems and communications(b) increased 12% compared to 3Q24 largely from higher technology and infrastructure investments. Information systems and communications decreased 1% compared to 2Q25, partially due to the absence of a notable item in the prior period. Excluding notable items, Information systems and communications increased 2% compared to 2Q25 largely from higher technology and infrastructure investments.

Transaction processing services increased 8% compared to 3Q24 and increased 6% compared to 2Q25, mainly driven by higher sub-custody and market data costs.

Occupancy increased 1% compared to 3Q24 and increased 1% compared to 2Q25, mainly due to higher one-time events.

Other expenses(c) increased 7% compared to 3Q24, primarily due to the timing of foundation funding, marketing spend, and other revenue related expenses. Other expenses increased 4% compared to 2Q25, largely reflecting higher marketing spend.

Total expenses were negatively impacted by currency translation of $21 million and $11 million compared to 3Q24 and 2Q25, respectively.

(a) GAAP Compensation and employee benefits expenses of $1,280 million in 2Q25 included a notable item related to a repositioning charge of $100 million. Excluding this notable item, 3Q25 GAAP Compensation and employee benefits of $1,162 million decreased 2% compared to 2Q25 adjusted Compensation and employee benefits of $1,180 million.
(b) GAAP Information systems and communications expenses of $523 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $18 million. Excluding this notable item, 3Q25 GAAP Information systems and communications expenses of $517 million increased 2% compared to 2Q25 adjusted Information systems and communications expenses of $505 million.
(c) GAAP Other expenses of $305 million in 2Q25 included a notable item related to a $1 million release of a prior period notable item. Excluding this notable item, 3Q25 GAAP Other expenses of $317 million increased 4% compared to 2Q25 adjusted Other expenses of $306 million.

TAXES
The effective tax rate of 21.9% in 3Q25 increased from 21.1% in 3Q24 due to lower discrete benefits and was roughly flat compared to 22.0% in 2Q25.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	3Q25	2Q25	3Q24
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.3%	10.7%	11.6%
Tier 1 capital ratio	13.9	13.3	13.9
Total capital ratio	15.5	14.8	15.6

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	13.1	12.5	12.5
Tier 1 capital ratio	16.2	15.5	15.0
Total capital ratio	17.8	17.0	16.6

Tier 1 leverage ratio	5.6	5.3	5.5
Supplementary leverage ratio	6.4	6.3	6.4

Liquidity coverage ratio (LCR) (1)	106%	107%	107%
LCR - State Street Bank and Trust (1)	142%	136%	129%
(1) See the "In This News Release" section for further details on LCR and differences in the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 11.3% decreased 0.3% points compared to 3Q24 primarily due to continued capital return and higher RWA from business deployment, partially offset by capital generated from earnings, and increased 0.6% points compared to 2Q25, primarily due to capital generated from earnings and lower RWA, partially offset by continued capital return.

Tier 1 leverage ratio at quarter-end of 5.6% increased 0.1% point compared to 3Q24, largely due to capital generated from earnings and higher preferred equity, offset by continued capital return and higher average balance sheet levels. Tier 1 leverage increased 0.3% points compared to 2Q25, mainly driven by lower average balance sheet levels and capital generated by earnings, partially offset by continued capital return.

LCR for State Street Corporation was approximately 106%, down 1% point compared to 3Q24 and 2Q25. LCR for State Street Bank and Trust was approximately 142%, up 13% points compared to 3Q24 and up 6% points from 2Q25.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, October 17, 2025, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (805) 309-0220. The Participant Passcode is 2389583#.

Recorded replay of the conference call will be available on the website beginning approximately two hours after the call's completion. The replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 3Q25, State Street expects to publish its updates during the period beginning today and ending on or about November 9, 2025 and on or about November 14, 2025 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $51.7 trillion in assets under custody and/or administration and $5.4 trillion* in assets under management as of September 30, 2025, State Street operates globally in more than 100 geographic markets and employs approximately 52,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of September 30, 2025 includes approximately $145 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Investment Management are affiliated.

IN THIS NEWS RELEASE:
•In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents certain financial information on a basis that excludes or adjusts one or more items from GAAP. This latter basis is a non-GAAP presentation. In general, our non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of revenue and expenses outside of State Street’s normal course of business or other notable items, such as acquisition and restructuring charges, repositioning charges, gains/losses on sales, as well as, for selected comparisons, seasonal items. For example, we sometimes present expenses on a basis we may refer to as “expenses ex-notable items", which exclude notable items and, to provide additional perspective on both prior year quarter and sequential quarter comparisons, may also exclude seasonal items. Management believes that this presentation of financial information facilitates an investor's further understanding and analysis of State Street's financial performance and trends with respect to State Street’s business operations from period-to-period, including providing additional insight into our underlying margin and profitability. In addition, Management may also provide additional non-GAAP measures. For example, we may sometimes present ratios, such as return on tangible common equity, based on an adjusted common shareholder equity metric, "tangible common equity", which reflects a reduction (net of deferred taxes) for goodwill and other intangible assets, as we believe this presentation provides additional context about our use of equity. As an additional example, we may present revenue and expense measures on a constant currency basis to identify the significance of changes in foreign currency exchange rates (which often are variable) in period-to-period comparisons. This presentation represents the effects of applying prior period weighted average foreign currency exchange rates to current period results. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. Refer to the Addendum included with this News Release for reconciliations of our non-GAAP financial information. To access the Addendum go to http://investors.statestreet.com and click on “Filings & Reports –Quarterly Results”.
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Servicing fee revenue wins/backlog (i.e., "to be installed") represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new asset servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new asset servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. No servicing fees are recognized until the point in the future when we begin performing the associated services with respect to the relevant AUC/A. Both AUC/A and servicing fee revenue, when presented on a "backlog" or "to be installed" basis, are presented as of period-end. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders, customary regulatory approvals or other conditions, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New asset servicing mandates and servicing assets/fees remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose or anonymously disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets/fees remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels. Levels of AUC/A, AUC/A to be installed, Servicing fee wins to be installed and AUM are always presented as of the end of the relevant period, unless otherwise specifically noted.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Front office software and data ARR was $356 million, $379 million, and $402 million in 3Q24, 2Q25, and 3Q25, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 3Q25. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Year-over-year (YoY) is the current period compared to the same period a year ago. Quarter-over-quarter (QoQ) is a sequential quarter comparison.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, changes in U.S. trade or other policies or those policies of other nations, the ongoing conflicts in Ukraine and in the Middle East, major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise and, separately, the pending shutdown of the U.S. federal government), actions taken by central banks in an attempt to address prevailing economic conditions, changes in monetary policy or periods of significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to wealth servicing, alternative investment management or digital assets or incorporating artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased risks;
•Our business may be negatively affected by risks associated with strategic initiatives we are undertaking to enhance the effectiveness, including the adoption or integration of new technologies such as artificial intelligence, and efficiency of our operations and of our cybersecurity and technology infrastructure or by our failure to meet the related, resiliency or other expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant operations and clients in many markets and jurisdictions globally that can be adversely impacted, locally or more broadly, by disruptions in those or other markets or economies, including local, regional and geopolitical developments affecting those markets or economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, changes in prevailing interest rates or market conditions have led, and were they to persist or occur in the future could further lead, to decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to and may decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix, as well as the timing of new business onboarding;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;

•We face extensive and changing government regulation and supervision in the U.S. and non-U.S. jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political, regulatory and client scrutiny of asset management, stewardship and corporate sustainability or Environmental, Social and Governance (ESG) practices;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance, and lapses in disclosure controls and procedures or internal control over financial reporting could occur, any of which could result in material harm;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of global regulatory requirements and expectations, shifting client preferences, and disclosure requirements related to climate risks and sustainability standards could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, geopolitical events, acute or chronic physical risk events, including natural disasters, pandemics, global conflicts, or a banking crisis, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2024 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.